Exhibit 10.4

EXECUTION COPY

$300,000,000

2-YEAR TERM FACILITY

dated as of

July 18, 2008

among

MF GLOBAL FINANCE EUROPE LIMITED,

as Borrower

MF GLOBAL LTD.

The Several Lenders from Time to Time Parties Hereto,

CITIBANK N.A.,

as Syndication Agent

- and -

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.

as Documentation Agent

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner,

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arranger and Joint Bookrunner

and

BANK OF AMERICA SECURITIES LLC,

as Joint Lead Arranger and Joint Bookrunner

i

		Page
SECTION 3.11.	Disclosure	27
SECTION 3.12.	Federal Regulations	27
SECTION 3.13.	Purpose of Loans	27
SECTION 3.14.	Material Licenses and Memberships	27

ARTICLE IV

Conditions

SECTION 4.01.	Closing Date	28

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements; Ratings Change and Other Information	29
SECTION 5.02.	Notices of Material Events	30
SECTION 5.03.	Existence; Conduct of Business; Material Licenses and Membership	31
SECTION 5.04.	Payment of Obligations	31
SECTION 5.05.	Maintenance of Properties; Insurance	31
SECTION 5.06.	Books and Records; Inspection Rights	31
SECTION 5.07.	Compliance with Laws	31
SECTION 5.08.	Additional Guarantors	32

ARTICLE VI

Negative Covenants

SECTION 6.01.	Financial Condition Covenants	32
SECTION 6.02.	Indebtedness	33
SECTION 6.03.	Liens	34
SECTION 6.04.	Fundamental Changes	34
SECTION 6.05.	Transactions with Affiliates	35
SECTION 6.06.	Regulatory Capital	35
SECTION 6.07.	Lines of Business	35

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	39
SECTION 9.02.	Waivers; Amendments	40
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	41

ii

SCHEDULES:

Schedule 1.01	–	Broker-Dealer Subsidiaries
Schedule 2.01	–	Commitments
Schedule 3.06	–	Disclosed Matters
Schedule 6.02-1	–	Existing Indebtedness
Schedule 6.02-2	–	Existing Bilateral Agreements
Schedule 6.03	–	Existing Liens
Schedule 6.05	–	Transactions with Affiliates

EXHIBITS:

Exhibit A	–	Form of Guaranty
Exhibit B	–	Form of Assignment and Assumption
Exhibit C-1	–	Form of Opinion of Sullivan & Cromwell LLP, special New York counsel for the Parent and the Borrower
Exhibit C-2	–	Form of Opinion of Conyers Dill & Pearman, special Bermuda counsel for the Parent
Exhibit C-3	–	Form of Opinion of Sullivan & Cromwell LLP, special English counsel for the Borrower
Exhibit D-1	–	Form of Closing Certificate
Exhibit D-2	–	Form of Secretary’s Certificate

iii

2-YEAR TERM FACILITY (this “Agreement”), dated as of July 18, 2008, among:

(a)	MF GLOBAL FINANCE EUROPE LIMITED, a company organized under the laws of England and Wales (the “Borrower”);

(b)	MF GLOBAL LTD., a company organized under the laws of Bermuda (the “Parent”);

(c)	the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”);

(d)	CITIBANK N.A., as syndication agent (in such capacity, the “Syndication Agent”);

(e)	JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”); and
(f)	BANK OF AMERICA N.A., as documentation agent for the Lenders hereunder (in such capacity, the “Documentation Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided, that there shall be excluded (a) the net income or loss of any Person that is not a Subsidiary, except that the Parent’s equity interest in the net income of such Person for such period (to the extent not otherwise excluded pursuant to clauses (b) through (d) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or its Subsidiaries (less minority interest therein), (b) the net income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, or consolidated with, the Borrower or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Borrower or any of its Subsidiaries, (c) the net income of any Subsidiary to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of such net income is not at the time permitted by applicable law, its organizational documents or any agreement or instrument applicable to such Subsidiary, (d) any gains or losses (on an after-tax basis) attributable to any sale or disposition of any asset of the Borrower or any of its Subsidiaries outside the ordinary course of business, (e) all extraordinary gains (and losses (it being understood, for the avoidance of doubt, that credit losses or trading losses shall in no event constitute “extraordinary losses”)), (f) the cumulative effects of changes in accounting principles since March 31, 2008, (g) the net after-tax effect of impairment charges related to goodwill and other intangible assets, (h) for any period ended on or prior to March 31, 2008, the items identified in the Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 as items that have been excluded in calculating specified non-GAAP Financial Measures (as defined in the

Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008), which included the net income or loss attributable to legal settlements, Refco integration costs, gains on exchange seats and shares, IPO-related costs, settlement and curtailment to the U.S. pension plan, loss on extinguishment of debt, stock compensation expenses due to the accelerated vesting of predecessor Man Group award, stock expense on IPO awards, employee compensation related to the transfer of the UK defined benefit plan from Man Group, release of the deferred loss on the cash flow hedge from other comprehensive income/(loss) to principal transactions and Dooley-related loss and associated costs (net of bonus reduction) and (i) for any period ended after March 31, 2008, (x) the items identified in the Parent’s Annual Report on Form 10-K for the applicable fiscal year as items that have been excluded in calculating specified non-GAAP Financial Measures (as defined in the Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008), which will include the Refco integration costs, gains on exchange of seats and shares, IPO-related costs, and Dooley-related judicial settlements, (y) the charge related to the termination of selected employees and (z) the legal fees and fees related to the review undertaken by Promontory and FTI Consulting, Inc. relating solely to the unauthorized trading by a broker operating out of MF Global’s branch office in Memphis, provided, that the aggregate amount excluded pursuant to this clause (i) shall not exceed $50,000,000 over the term of this Agreement; provided, further, that clause (c) above shall not exclude the undistributed earnings of any Subsidiary in situations where the only restriction on the ability of such Subsidiary to declare or pay dividends or make similar distributions arises from regulatory restrictions (or any agreement or instrument relating to compliance with law or regulatory restrictions).

“Adjusted Consolidated Tangible Net Worth” means, at any date, the Shareholders’ Equity less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and writeups of assets.

“Adjusted Loan Amount” means (i) at any time on or prior to the first anniversary of the Closing Date, the full amount of the Loans outstanding under this Agreement, (ii) at any time after the first anniversary of the Closing Date but on or prior to the 90th day after such first anniversary, two thirds of the amount of the Loans outstanding under this Agreement, (iii) at any time after the 90th day after the first anniversary after the Closing Date but on or prior to the 180th day after such first anniversary, one third of the amount of the Loans outstanding under this Agreement and (iv) thereafter, zero.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, it being understood that for the purposes of this definition Man Group plc shall in no event be an “Affiliate” of the Borrower when Man Group plc ceases to own directly or indirectly at least 20% of the aggregate capital stock of the Borrower.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurocurrency Spread”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt, provided, that the applicable rate per annum set forth below shall be increased by 1.00% on the first anniversary of the Closing Date:

Index Debt Ratings:	ABR Spread	Eurocurrency Spread
Category 1:
Index Debt Ratings of at least BBB by S&P or Baa2 by Moody’s	3.00%	4.00%
Category 2:
Index Debt Ratings of at least BBB- by S&P or Baa3 By Moody’s and not Category 1	3.50%	4.50%
Category 3:
Index Debt Ratings below Category 2	4.00%	5.00%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P changes, or if either such rating agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for the Borrowing on the Closing Date in accordance with Section 2.03.

“Bridge Credit Agreement” means the $1,400,000,000 364-Day Revolving Credit Facility, dated as of June 15, 2007, among MF Global Finance USA Inc., the Parent, the designated subsidiary borrowers from time to time parties thereto, the lenders parties thereto, Citibank N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the documentation agents signatories thereto.

“Broker-Dealer Subsidiaries” means the Subsidiaries listed on Schedule 1.01 and any other Subsidiary that becomes a registered broker-dealer, a futures commission merchant or the non-U.S. equivalent of a broker-dealer or futures commission merchant after the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) directors on the date hereof nor (ii) appointed or nominated by directors (x) so nominated or appointed or (y) nominated or appointed in reliance on the foregoing clauses (x) or (y), (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Closing Date) shall have acquired beneficial ownership of greater than or equal to 50% on a fully diluted basis of the voting or economic interest in the Parent’s capital stock or (c) the Parent shall cease to own all of the capital stock of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, (a) without duplication and to the extent deducted in determining Adjusted Consolidated Net Income, the sum of (i) Consolidated Interest Expense associated with Total Debt, (ii) dividends paid or declared in cash in connection with Preferred Equity, (iii) consolidated income tax expense of the Parent and its Subsidiaries for such period, (iv) all amounts attributable to Depreciation and Amortization, as defined in Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, of the Parent and its Subsidiaries for such period, (v) any deferred financing expense attributable to fees and transaction costs related to the refinancing of the Bridge Credit Agreement, and (vi) all other non-cash items on a pre-tax basis reducing Adjusted Consolidated Net Income (other than items that will require cash payments or for which an accrual or reserve is, or is required by GAAP to be, made) minus (b) without duplication and to the extent included in determining Adjusted Consolidated Net Income, all non-cash items on a pre-tax basis increasing Adjusted Consolidated Net Income. In the event that the Parent or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Fixed Charge Expense” means, for any period, the sum of (a) Consolidated Interest Expense and (b) dividends paid or declared in cash in connection with Preferred Equity.

“Consolidated Net Income” means for any period, net income that would in conformity with GAAP, be included in the consolidated financial statements of the Parent and its Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, total cash interest expense of the Parent and its Subsidiaries for such period with respect to the Indebtedness of the Parent and its Subsidiaries included in the determination of Total Debt; provided, that for the purposes of calculating Consolidated Interest Expense for any period of four consecutive fiscal quarters ending with the fiscal quarter of the Parent ended September 30, 2008, December 31, 2008 or March 31, 2009, Consolidated Interest Expense for such period shall be deemed to be equal to Consolidated Interest Expense for such fiscal quarter (or, in the case of such fiscal quarter ended December 31, 2008 or March 31, 2009, each previous fiscal quarter beginning with the fiscal quarter ended September 30, 2008) multiplied by 4, 2 or 4/3, as the case may be. In the event that the Parent conducts an equity offering of which the proceeds are used to reduce Indebtedness of the Parent, Consolidated Interest Expense will be adjusted for all prior periods as if such equity offering had occurred at the beginning of such period.

“Consolidated Tangible Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included in the consolidated GAAP financial statements of the Parent and its Subsidiaries under stockholders’ equity at such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Preferred Shares, Series A” has the meaning assigned to such term in the definition of “New Preferred Equity”.

“Debt to Capitalization Ratio” means, as of any date, the ratio of (a) Total Debt as of such date to (b) Total Capitalization as of such date.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Documentation Agent” has the meaning assigned to such term in the preamble hereto.

“dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the management, release or threatened release of any Hazardous Material or to human health matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code (or, on and after the effectiveness of the Pension Act, Section 412(c) of the Code) or Section 303(d) of ERISA (or, on and after the effectiveness of the Pension Act, Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, after the effectiveness of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Loans” means Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate” means with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on LIBOR01 of the Reuters Screen (or on any successor or substitute page of such Page, or any successor to or substitute for such Page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or, in the case of a Eurocurrency Loan in British Pounds Sterling, on the first day of such Interest Period). In the event that such rate does not appear on LIBOR01, the “Eurocurrency Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Reserve Requirements” means the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche” is the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is in effect and would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any period commencing on a day that is a Business Day to the next Business Day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such next Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of May 23, 2008, among the Parent, the Borrower and the other parties signatories thereto.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent, as the case may be.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Parent, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charge Expense.

“Foreign Lender” means, as to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Office” means the office of the Administrative Agent specified in Section 9.01(a), as the same may be changed as provided in Section 9.01(c).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each of MF Global Finance USA Inc. and any other Subsidiary that is or becomes a “Designated Subsidiary Borrower” under the Bridge Credit Agreement or the Liquidity Credit Agreement that executes and delivers the Guaranty or a Joinder Agreement (as defined in the Bridge Credit Agreement or the Liquidity Credit Agreement, as the case may be) with respect thereto (it being understood and agreed, for the avoidance of doubt, that the Parent also will be a party to the Guaranty) or otherwise becomes a guarantor hereof or thereof.

“Guaranty” means the Guaranty to be executed and delivered by the Parent and each Guarantor, as of the Closing Date, substantially in the form of Exhibit A. Pursuant to Section 5.08, each other Subsidiary that becomes a “Designated Subsidiary Borrower” under the Bridge Credit Agreement or the Liquidity Credit Agreement or otherwise a guarantor thereof shall become a guarantor under the Guaranty by the execution and delivery of an Assumption Agreement as required by Section 5.08.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Illiquid Assets” means, as of any date, the sum, without duplication, of (i) memberships in exchanges, (ii) furniture, equipment and leasehold improvements, (iii) goodwill, (iv) intangible assets, (v) the applicable haircuts on securities owned by the Parent or its Subsidiaries, (vi) the applicable haircuts on trade receivables, (vii) any assets of a Broker-Dealer Subsidiary that would be deducted from Regulatory Capital in determining net regulatory capital, (viii) any asset for which a reserve has been established, and (ix) any other assets that in accordance with GAAP or pursuant to the guidelines provided by Moody’s as in effect as of the Closing Date, are to be treated as “illiquid”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and forward, futures and similar transactions incurred or entered into in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, but in any event excluding from clauses (a) through (j) obligations of any Person to its customers incurred in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed or subject to any other credit enhancement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the seventh day thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Credit Agreement” means the $1,500,000,000 5-Year Revolving Credit Agreement, dated as of June 15, 2007, among MF Global Finance USA Inc., the Parent, the designated subsidiary borrowers from time to time parties thereto, the lenders parties thereto, Citibank N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the documentation agents signatories thereto.

“Loan Documents” means this Agreement, the Guaranty and the Fee Letter and any amendment, waiver, supplement or other modification hereof or thereof.

“Loans” has the meaning assigned to such term in Section 2.01.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and the Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or any Guarantor to perform any of its obligations under the Loan Documents or (c) the material rights of or material benefits available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of a type referred to in clause (a), (b), (c) or (h) of the definition of “Indebtedness” or of a type referred to in clause (i) or (j) and owing to a bank, or Guarantees of any such Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. Indebtedness without regard to amount that is owed by the Parent to any Subsidiary, or by any Subsidiary to the Parent or any other Subsidiary, shall not constitute “Material Indebtedness” under this Agreement.

“Maturity Date” means July 16, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Capital” means, as of any date, Shareholder’s Equity plus (a) without duplication, (i) the borrowings under the Liquidity Credit Agreement, (ii) the Adjusted Loan Amount and (iii) any other Indebtedness included within Total Debt with a remaining tenor (determined as of such date) of no less than one year minus (b) Illiquid Assets.

“Net Cash Capital to Net Liquid Assets Ratio” means, as of any date, the ratio of (a) Net Cash Capital to (b) Net Liquid Assets.

“Net Cash Proceeds” means, in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness (including any “hybrid securities”), the gross cash proceeds received from such issuance or incurrence, net of payments or accruals for attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Liquid Assets” means, as of any date, the total assets of the Parent and its Subsidiaries minus, without duplication, (i) Illiquid Assets and (ii) any segregated assets.

“New Preferred Equity” means the Convertible Preferred Shares, Series A (the “Convertible Preferred Shares, Series A”) issued pursuant to that certain Investment Agreement, dated as of May 20, 2008, among the Parent and JC Flowers II L.P., as amended June 20, 2008, and the Non-Cumulative Convertible Preference Shares, Series B (the “Non-Cumulative Convertible Preference Shares, Series B”) issued pursuant to the Purchase Agreement, dated as of June 20, 2008, between the Parent and the initial purchasers named therein.

“Offer to Prepay” has the meaning set forth in Section 2.09(a).

“Offer Response Date” has the meaning set forth in Section 2.09(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” has the meaning assigned to such term in the preamble hereto.

“Participant” has the meaning set forth in Section 9.04.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Significant Subsidiary;

(g) licenses (with respect to any intellectual property and other property), leases or subleases granted to third parties by the Parent and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(h) any (a) interest or title of a lessor or sublessor under any lease of property to the Parent or any of its Subsidiaries, (b) Lien or restriction that the interest or title of such lessor or sublessor referred to in the preceding clause (a) may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens only cover the related goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property owned or leased by the Parent or any of its Significant Subsidiaries; and

(k) Reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Equity” means the New Preferred Equity and any preferred stock or similar instruments issued by the Parent or any of its Subsidiaries after the Closing Date.

“Prepayment Amount” has the meaning set forth in Section 2.09(b).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Qualifying Cash and Cash Equivalents” means, as of any date, the cash proceeds of any long-term Indebtedness included in the determination of Total Debt that is intended to be used to refinance any other such Indebtedness and any investment of such cash proceeds in Cash Equivalents.

“Register” has the meaning set forth in Section 9.04.

“Regulatory Capital” means the equity or Indebtedness of any Broker-Dealer Subsidiary that contributes to the determination of its net regulatory capital in accordance with the laws, regulations and guidelines governing capital requirements applicable to such Broker-Dealer Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the unpaid principal amount of the Loans then outstanding.

“SEC” means the Securities and Exchange Commission.

“Shareholders’ Equity” means, as of any date, all amounts, in conformity with GAAP, that would be included in the consolidated GAAP financial statements of the Parent and its Subsidiaries under stockholders’ equity at such date (including the portion of the New Preferred Equity that is treated as equity by the rating agencies, which amount will be determined by the rating agency which attributes the lowest equity to the New Preferred Equity).

“Significant Subsidiary” means, at any time, the Borrower, any Guarantor or any other subsidiary of the Parent satisfying the requirements of Rule 1-02(w) of Regulation S-X as adopted by the Securities and Exchange Commission, as the same may be amended or supplemented from time to time.

“S&P” means Standard & Poor’s.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Capitalization” means, as of any date, Total Debt plus Shareholders’ Equity.

“Total Debt” means, as of any date, the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date plus the portion of the New Preferred Equity that is treated as debt by the rating agencies (which amount will be determined by the rating agency which attributes the highest debt credit to the New Preferred Equity) minus Qualifying Cash and Cash Equivalents, provided, that for the avoidance of doubt (a) subject to clause (b) below, there shall be excluded from Total Debt Indebtedness incurred in the ordinary course of business by or on behalf of Broker-Dealer Subsidiaries to finance working capital needs of Broker-Dealer Subsidiaries (including Indebtedness incurred under the Liquidity Credit Agreement and the bilateral loan agreements described on Schedule 6.02-2 to the extent such Indebtedness (i) is not, or has not been, drawn for capital raising purposes, (ii) is, or has been, drawn only in the ordinary course of business to fund short-term overdrafts or short-term securities positions until settlement or to facilitate transactional banking and (iii) is anticipated to be repaid within 10 Business Days) and (b) there shall be included in Total Debt any third-party Indebtedness of the Parent or any of its Subsidiaries that is incurred for the purposes of funding (directly or through intermediate Subsidiaries) Regulatory Capital of Broker-Dealer Subsidiaries.

“Transactions” means the execution, delivery and performance by the Parent, the Borrower and any Guarantor of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and any definition of or reference to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. [Reserved].

SECTION 1.06. [Reserved].

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions hereof, each Lender agrees to make a Loan (a “Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, the Borrowing on the Closing Date shall be comprised of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.

(c) Each Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Procedure for Loan Borrowing. To request the Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (x) in the case of a Eurocurrency Borrowing not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved]

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time (or 3 p.m., New York City time, in the case of a Borrowing of ABR Loans following same day notice therefor), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in Dollars to an account maintained with the Administrative Agent in New York City or London, as the case may be, and designated by the Borrower in the Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing on the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, if greater, the Federal Funds Effective Rate) or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that the Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)	if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. [Reserved].

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Administrative Agent shall prepare and the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay, or to make an offer to prepay (the “Offer to Prepay”), any Borrowing made by it in whole or in part.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile (or in any other manner approved pursuant to Section 9.01(b))) of any prepayment or Offer to Prepay. Any such notice of prepayment shall be given to the Administrative Agent at least two Business Days in advance of the date of such prepayment. Each such notice shall be irrevocable and shall specify the principal amount of each Borrowing or portion thereof to be prepaid or to be subject to such Offer to Prepay. The Administrative Agent shall promptly notify each Lender of any such prepayment or Offer to Prepay. Each Lender shall have the right to accept or decline, at the sole discretion of such Lender, any Offer to Prepay by providing written notice to the Administrative Agent of its acceptance or rejection prior to the third Business Day following receipt of the same (the “Offer Response Date”). The failure of a Lender to notify the Administrative Agent prior to the Offer Response Date shall be deemed to be an acceptance of the Offer to Prepay. The Administrative Agent shall promptly, and in any event within two Business Days of the Offer Response Date, notify the Borrower of which Lenders have accepted the Offer to Prepay and each such Lender shall be entitled to its pro rata share of the prepayment amount which is subject of such Offer to Prepay (i) in the case of prepayment of a Eurocurrency Borrowing, within two Business Days after the Borrower’s receipt of such notice from the Administrative Agent or (ii) in the case of prepayment of an ABR Borrowing, on the date of the Borrower’s receipt of such notice from the Administrative Agent. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing; provided, that, notwithstanding anything to the contrary in Section 2.17, for purposes of calculating such pro rata share, the Loans of the Lenders declining the Offer to Prepay shall be deemed to be equal to zero.

(c) Loans that are prepaid or repaid may not reborrowed.

SECTION 2.10. [Reserved].

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable by the Borrower in arrears on each Interest Payment Date and the Maturity Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and any such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate applicable to such Eurocurrency Borrowing for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate applicable to such Eurocurrency Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile (or in any other manner approved pursuant to Section 9.01(b)) as promptly as practicable thereafter. If such notice is given pursuant to clause (a) or (b) of this Section 2.13 in respect of any Eurocurrency Loans, then (i) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (iii) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement in the nature of a Eurocurrency Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Tax and Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions for Indemnified Tax and Other Taxes and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, the Administrative Agent or the Lender, as the case may be, shall cooperate with the Borrower for the refund of incorrectly or illegally imposed Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by it under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.14 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Funding Office and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, in each case on a ratable basis. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate or, if greater, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(b), 2.16(f) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests, or expects to request, compensation under Section 2.14, or if the Borrower is required to, expects to be required to, pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder with respect thereto to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise subject such Lender to any regulatory, legal or financial disadvantage. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to consent to a proposed amendment or waiver which is consented to by the Required Holders but which requires a unanimous approval of all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent, the Borrower, the Guarantors and the Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the corporate powers of the Parent, Borrower and each Guarantor and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Parent and the Borrower and constitutes a legal, valid and binding obligation of each of the Parent and the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except where such failure to obtain or make such consent, approval, registration, filing or other action could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower, any Guarantor or any of the Parent’s Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower, any Guarantor or any of the Parent’s Significant Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any of the foregoing entities, and except where such failure to obtain or make such consent, approval, registration, filing or other action could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of their Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lenders a Form 10-K as submitted by the Parent to the SEC on June 13, 2008. The financial statements set forth in such Form 10-K present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent for the fiscal year ended March 31, 2008 in accordance with GAAP.

(b) As at the Closing Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole, since March 31, 2008.

SECTION 3.05. Properties. (a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, or where such defects could not otherwise reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority or any applicable self-regulatory organization applicable to it or its property (including any regulatory capital or similar requirement) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred during the 5 year period prior to the date on which this representation is made or deemed made with respect to any Plan and none is likely to occur, and no Lien in favor of the PBGC or a Plan has arisen during such five year period, (ii) each Plan has complied, and is in compliance, with its terms and the applicable provisions of ERISA and the Code; (iii) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan, and (v) neither Borrower nor any ERISA Affiliate would become subject to any Withdrawal Liability if the Borrower or an ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except, with respect to each of the foregoing clauses, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information (other than projected financial information) furnished by or on behalf of the Parent, the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

SECTION 3.12. Federal Regulations. No part of the proceeds of any Loans will be used for “buying,” “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect in any manner which violates or would cause the Lenders to violate the provisions of the Regulations of such Board of Governors.

SECTION 3.13. Purpose of Loans. The proceeds of the Loans shall be used by the Borrower to prepay loans outstanding under the Bridge Credit Facility.

SECTION 3.14. Material Licenses and Memberships. The Parent and its Subsidiaries possess all licenses, memberships, registrations, permits and approvals necessary for the conduct of their respective businesses as now conducted and as presently proposed to be conducted as required by law or applicable rules and regulations, including under any applicable rules of the SEC, the National Association of Securities Dealers, Inc. (“NASD”), the Commodity Futures Trading Commission (the “CFTC”), the Chicago Board of Exchange (“CBOE”), the Chicago Mercantile Exchange (the “CME”) and the Financial Services Authority (“FSA”) and of the other principal futures, options and other exchanges on which any of them trades except where any failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans by it shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement; Guaranty. On or prior to the Closing Date, the Administrative Agent shall have received (i) this Agreement executed and delivered by each party hereto and (ii) the Guaranty, executed and delivered by the parties thereto.

(b) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Howard Schneider, general counsel for the Parent and the Borrower, (ii) Sullivan & Cromwell LLP, special New York counsel for the Parent, substantially in the form of Exhibit C-1, (iii) Conyers Dill & Pearman, special Bermuda counsel for the Parent, substantially in the form of Exhibit C-2 and (iv) Sullivan & Cromwell LLP, special English counsel to the Borrower (or such other English counsel reasonably satisfactory to the Administrative Agent), substantially in the form of Exhibit C-3, in each case covering such other matters relating to the Parent and the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Parent and the Borrower hereby request such counsel to deliver such opinion.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificate. The Administrative Agent shall have received (i) a certificate of each of the Parent, the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibits D-1 and D-2, with appropriate insertions and attachments, including a certified copy of the Certificate of Incorporation of the Parent and the certificate of incorporation of the Borrower and each Guarantor (other than the Parent) certified by the relevant authority of the jurisdiction of its organization, and (ii) a Certificate of Compliance for the Parent and a long form good standing certificate (or an equivalent of such certificate) for each of the Borrower and each Guarantor from the jurisdiction of organization of each such entity.

(d) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e) Preferred Equity. The Parent shall have issued New Preferred Equity with a liquidation preference of not less than $300,000,000 and on terms reasonably satisfactory to the Lenders (it being understood and agreed that the terms set forth in that certain Investment Agreement, dated as of May 20, 2008, among the Parent and JC Flowers II L.P., as amended on June 10, 2008 and the terms set forth in that certain Purchase Agreement among Parent and the initial purchasers named therein, dated June 20, 2008, in each case as in effect on such date, are satisfactory to the Lenders).

(f) Other Credit Facilities. (i) The Liquidity Credit Agreement shall be in full force and effect and not more than $350,000,000 shall have been drawn thereunder to prepay the Bridge Credit Agreement and, after giving effect to the use of proceeds of the Loans made hereunder, not more than $100,000,000 shall remain outstanding under the Bridge Credit

Agreement. (ii) The Bridge Credit Agreement shall have been amended on terms reasonably satisfactory to the Administrative Agent and the Administrative Agent shall have received a copy thereof executed and delivered by each party thereto.

(g) Representations and Warranties. The representations and warranties of the Parent and the Borrower set forth in Article III of this Agreement shall be true and correct on and as of the date of such Borrowing.

(h) No Default. At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 31, 2008.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Parent and the Borrower covenants (to the extent provided in relation to itself below) and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent (in a form reasonably satisfactory to the Administrative Agent):

(a) within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Price Waterhouse Coopers or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in an Annual Report of the Parent on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such documents to the Administrative Agent;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, commencing with the fiscal quarter ending June 30, 2008, its consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, in a Quarterly Report of the Parent on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such documents to the Administrative Agent;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) within a reasonable time following any reasonable written request therefor by or through the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement as may be reasonably requested.

SECTION 5.02. Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following, upon becoming aware of such event:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or the Borrower or any Affiliate thereof that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(c) (i) the occurrence of any ERISA Event (and as soon as practicable thereafter, a copy of any report or notice required to be filed with or given to the PBCG by the Parent, the Borrower or any ERISA Affiliate with respect to such ERISA Event) that, alone or together with any other ERISA Event that have occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect and (ii) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan; and

(d) any other development that results in, or could reasonably be expected to, individually or in the aggregate, result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Notices required to be delivered pursuant to this Section 5.02 which are made available via EDGAR, or any successor system of the SEC, in a Current Report of the Parent on Form 8-K, shall be deemed delivered to the Lenders on the date such notices are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such notices to the Administrative Agent.

SECTION 5.03. Existence; Conduct of Business; Material Licenses and Membership. The Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, including but not limited to, the maintenance of all permits, licenses, consents and memberships as may be required for the conduct of its business by any state, national or local government agency or instrumentality of any country or any applicable self-regulatory organization or exchange, except (other than with respect to the maintenance of the existence of the Borrower, Parent and Guarantor) to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Parent will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Parent will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Parent and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Parent will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Additional Guarantors. The Parent will cause each Subsidiary that is not a Guarantor hereunder but becomes a “Designated Subsidiary Borrower” under the Bridge Credit Agreement, the Liquidity Credit Agreement or otherwise a guarantor of the loans thereunder to execute and deliver to the Administrative Agent an Assumption Agreement with respect to the Guaranty, substantially in the form of Annex I attached to the Guaranty.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Condition Covenants.

(a) The Parent will not permit the Consolidated Tangible Net Worth of the Parent at any time to be less than $1,000,000,000 plus 50% of the Net Cash Proceeds of any offering by the Parent of Equity Interests (to the extent the Net Cash Proceeds thereof contribute to Consolidated Tangible Net Worth) consummated after the Closing Date plus, in the case of the 2009 fiscal year and each fiscal year thereafter, 25% of cumulative Consolidated Net Income for each completed fiscal year of the Parent for which Consolidated Net Income is positive.

(b) The Parent will not permit the Leverage Ratio as at any date during any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter.

Fiscal Quarter	Leverage Ratio
September 30, 2008	3.50x
December 31, 2008	3.25x
March 31, 2009	3.25x
June 30, 2009	3.00x
September 30, 2009	3.00x
December 31, 2009	3.00x
March 31, 2010	3.00x
June 30, 2010	3.00x

(c) The Parent will not permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter.

Fiscal Quarter	Fixed Charge Coverage Ratio
September 30, 2008	3.25x
December 31, 2008	3.25x
March 31, 2009	3.50x
June 30, 2009	3.50x
September 30, 2009	4.00x
December 31, 2009	4.00x
March 31, 2010	4.00x
June 30, 2010	4.00x

(d) The Parent will not permit the Debt to Capitalization Ratio as at any date during any fiscal quarter to exceed 50.0%.

(e) The Parent will not permit the Net Cash Capital to Net Liquid Assets as at any date during any fiscal quarter to be less than 4.0%.

SECTION 6.02. Indebtedness. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.02-1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary;

(d) Guarantees by the Parent or the Borrower of Indebtedness of any other Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary (other than the Borrower, unless such Subsidiary is a Guarantor);

(e) Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(f) Indebtedness of the Parent, the Borrower or any Guarantor;

(g) Indebtedness of any Subsidiary of the Parent which is a regulated broker or similar entity (including a non-regulated entity engaged in trading activities with or on behalf of customers) incurred in the ordinary course of business, including any such Indebtedness in the form of Guarantees of any such Indebtedness of its Subsidiaries, including Indebtedness incurred in the ordinary course of business to finance or secure the purchase or carrying of securities, the provision of margin for forward, futures, repurchase or similar transactions, the making of advances to customers, the establishment of performance or surety bonds or guarantees, or in the nature of a letter of credit or letter of guaranty to support or secure trading and other obligations incurred in the ordinary course of business, but excluding any such Indebtedness that would be included in any calculation of the regulatory capital (or similar concept) of such Subsidiary; and

(h) additional Indebtedness of any of the Subsidiaries of the Parent other than the Borrower or any Guarantor at any date in an aggregate principal amount (for all such Subsidiaries) not to exceed 10% of the Parent’s Consolidated Tangible Net Worth at such date. The amount of additional Indebtedness outstanding at any time in reliance on this Section 6.02(h) shall be determined on a “net” basis after giving effect to the terms of any legally enforceable netting or offset arrangements included in or otherwise relating to cash management arrangements with banks and similar institutions.

SECTION 6.03. Liens. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest or fees payable by the Parent or such Subsidiary in respect of such obligations;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest or fees payable by the Parent or such Subsidiary in respect of such obligations;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.02, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other non-related property or assets of the Parent or any Subsidiary;

(e) Liens created, incurred or assumed by any Subsidiary of the Parent which is (i) a regulated broker or similar entity in the ordinary course of business upon assets owned by such Subsidiary or held for its account to secure Indebtedness incurred under Section 6.02(g) or other liabilities incurred in the ordinary course of business or (ii) otherwise incurred in the ordinary course of its business to secure obligations other than Indebtedness; and

(f) other Liens securing obligations in an aggregate amount not to exceed 10% of the Parent’s Consolidated Tangible Net Worth at any one time outstanding. The amount of other Liens securing obligations outstanding at any time in reliance on this Section 6.03(f) shall be determined on a “net” basis after giving effect to the terms of any legally enforceable netting or offset arrangements included in or otherwise relating to cash management arrangements with banks and similar institutions.

SECTION 6.04. Fundamental Changes. (a) The Parent will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than the Parent or the Borrower) may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower, as the case may be, is the surviving corporation, (ii) any Person (other than the Parent or the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (or, if such Person is a Guarantor if such surviving entity is a Guarantor), (iii) any Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Parent or the Borrower or to another Subsidiary, (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (v) any Subsidiary which is not a Significant Subsidiary may sell, or otherwise dispose of, all or substantially all of its assets.

(b) The Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.05. Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any material property or material assets to, or purchase, lease or otherwise acquire any material property or material assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) such transaction is upon fair and reasonable terms no less favorable in all material respects to the Parent or the relevant Subsidiary, as applicable, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) transactions between or among the Parent and its wholly owned Subsidiaries not involving any other Affiliate and (c) any transactions listed on Schedule 6.05.

SECTION 6.06. Regulatory Capital. The Parent will not, and will not permit any of its Subsidiaries to, fail to satisfy (beyond any applicable grace period, including any period as to which only minor penalties or restrictions are applicable) any regulatory or net capital or financial resources requirement applicable to it in its capacity as a regulated broker or similar entity or as a parent of any such entity under (a) applicable law or (b) any self-regulatory or similar organization of which it is a member or which regulates the conduct of any material portion of the business of the Parent and the Subsidiaries taken as a whole (including any such requirement of an exchange on which it conducts a material portion of such business), unless in the case of (b) the maintenance of such membership or the conduct of such business under the jurisdiction of such self-regulatory or similar organization or on such exchange is not material to its consolidated businesses by virtue of there being other venues or exchanges available to it for the conduct of such businesses on terms not materially disadvantageous to the Parent and its Subsidiaries taken as a whole.

SECTION 6.07. Lines of Business. The Parent will not, and will not permit any of its Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto (it being understood and agreed that neither the Parent nor any Subsidiary engages in proprietary trading, in any material respect, other than matched-principal execution to effect customer related activities or in connection with managing corporate and client assets as more fully described in “Item 1. Business — Our Business — Matched Principal Execution” of the Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Designated Borrower Subsidiary in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02, 5.03 (with respect to the Parent’s, the Borrower’s and any Guarantor’s existence) or in Section 6.01, or (ii) Section 6.02, 6.03, 6.04, 6.05 and 6.06, and in the case of clause (ii) such failure shall continue unremedied for a period of five Business Days after the earlier of (A) notice of such failure from the Administrative Agent or any Lender or (B) the actual knowledge of such failure by a Financial Officer;

(e) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest or any other amount and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace periods applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any of its Significant Subsidiaries, or its debts, or of a substantial part of its assets (or, in the case of any such Significant Subsidiary, for all or substantially all of its assets), under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Parent or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any of its Significant Subsidiaries, or for a substantial part of its assets (or, in the case of any such Subsidiary or any such Significant Subsidiary, for all or substantially all of its assets), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid or otherwise undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and such event shall continue unremedied for a period of 60 consecutive days;

(m) the Guaranty shall not be, or shall cease to be, enforceable against the Parent or any other Guarantor in any material respect or any such Person shall so assert in writing; or

(n) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different time: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent or the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if a Default or Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if a Default or Event of Default has occurred and is continuing) which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or in any other manner approved pursuant to Section 9.01(b)), as follows:

(i) The Borrower:	MF Global Finance Europe
Sugar Quay
Lower Thames Street
London EC3R 6DU
Attention: Simon Moreton, Treasurer

(ii) The Parent or any	c/o MF Global Ltd.

Guarantor:	717 Fifth Avenue
9th Floor
New York NY 10022-8101
Attention: Simon Moreton, Treasurer

with a copy to:

Henri Steenkamp, Chief Accounting Officer
and
Michael Bertolucci, Assistant Treasurer
Facsimile: (212) 589 6563

(ii) The Administrative Agent:	JPMorgan Chase Bank, N.A.
Loan and Agency Services
1111 Fannin, 10th floor
Houston, Texas 77002-6925
Attention: Brian Michael Kelly
Facsimile: (713) 750-2351

with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue, 22nd Floor
New York, New York 10017
Attention: Henry Steuart
Facsimile: (212) 270-1511

(iii) Any other Lender:	to it at its address (or facsimile (or in any other manner approved pursuant to Section 9.01(b))) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Parent or any other Guarantor from its obligations under the Guaranty or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any one counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any agreement or instrument contemplated hereby.

(b) The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d) To the extent permitted by applicable law, each of the Parent and the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Parent and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment or an Affiliate of any such Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and an integral multiple of $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, which fees shall not be payable by the Borrower, except in connection with the replacement of a Lender pursuant to Section 2.17;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no assignments may be made to any natural persons.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this

Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(b), 2.16(f) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Parent, the Borrower or any Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the

Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (or in any other manner approved pursuant to Section 9.01(b)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent or the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or the Borrower and its obligations, (g) with the consent of the Parent or the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower. For the purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent or the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower; provided that, in the case of information received from the Parent or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT, THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[SIGNATURE PAGES PROVIDED SEPARATELY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MF GLOBAL FINANCE EUROPE LIMITED as Borrower

By:	/s/ Simon P. Moreton
Name: Simon P. Moreton
Title: Director

MF GLOBAL LTD.

By:	/s/ J. Randy MacDonald
Name: J. Randy MacDonald
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Henry E. Stewart
Name: Henry E. Stewart
Title: Executive Director

BANK OF AMERICA, N.A., as Documentation Agent and a Lender

By:	/s/ William J. Coupe
Name: William J. Coupe
Title: Senior Vice President

CITIBANK, N.A., a Syndication Agent and a Lender

By:	/s/ Maureen P. Maroney
Name: Maureen P. Maroney
Title: Authorized Signatory

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Sebastian Rocco
Name: Sebastian Rocco
Title: Managing Director

By:	/s/ William S. Denton
Name: William S. Denton
Title: Managing Director

HSBC BANK USA, N.A. as a Lender

By:	/s/ Joseph Travaglione
Name: Joseph Travaglione
Title: Senior Vice President

ABN AMRO Bank, N.V., as a Lender

By:	/s/ Andrew C. Salerno
Name: Andrew C. Salerno
Title: Director

By:	/s/ Nancy C. Beebe
Name: Nancy C. Beebe
Title: Senior Vice President

Bank of Montreal, Chicago Branch as a Lender

By:	/s/ Cecilia T. VanGetson
Name: Cecilia T. VanGetson
Title: Vice President

Fortis Bank SA/NV, New York Branch, as a Lender

By:	/s/ Jack Au
Name: Jack Au
Title: Director

By:	/s/ Barry K. Chung
Name: Barry K. Chung
Title: Director

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:	/s/ Janine M. Shugan

Name: Janine M. Shugan Title: Authorized Signatory

MORGAN STANLEY BANK, as a Lender

By:	/s/ Daniel Twenge

Name: Daniel Twenge Title: Authorized Signatory

National Australia Bank Limited

By:	/s/ Rosemarie DiCanto

Name: Rosemarie DiCanto Title: Director